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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
       (PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934)

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Check the appropriate box:
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                                 SeraCare, Inc.
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                (Name of Registrant as Specified in Its Charter)

      ---------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
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                  applies:

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                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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SeraCare will host a conference call and simultaneous webcast today, Monday,
June 11th at 11:00 a.m. EDT. The conference call and webcast are open to the general public. The Webcast is available at http://webcast.themeetingson.com/ (reservation #19115339) and the conference call dial-in number is 800/779-2546, for domestic callers, and 212/676-5380, for international callers.


                         [LOGO] SERACARE, INC.


NEWS ANNOUNCEMENT                           FOR IMMEDIATE RELEASE

CONTACT:
Barry D. Plost                           Jennifer Colbert, Nathan Ellingson
Chairman, President & CEO                Jaffoni & Collins
SeraCare, Inc.                           212/835-8500 or srk@jcir.com
310/772-7777

              SERACARE TO SELL PLASMA OPERATIONS TO GRUPO GRIFOLS
      IN $147.5 MILLION TRANSACTION AND SPIN OFF LIFE SCIENCES BUSINESS TO
                                  STOCKHOLDERS

       - SERACARE SHAREHOLDERS TO RECEIVE $6.40 - $6.70 PER SHARE IN CASH AND 1 SHARE OF LIFE SCIENCES FOR EACH COMMON SHARE OWNED -

LOS ANGELES, California, June 11, 2001 -- SeraCare, Inc. (AMEX: SRK), a bioscience company and supplier of plasma based diagnostic products to the global biotechnology and pharmaceutical markets, and Grupo Grifols, a Spain-based provider of health and wellness products, announced today that Grupo Grifols has agreed to acquire SeraCare's plasma operations for approximately $116.5 million in cash plus the assumption of debt, for a total value of approximately $147.5 million. SeraCare also announced plans to spin off its life sciences business to shareholders immediately prior to completion of the transaction with Grupo Grifols.

The acquisition by Grupo Grifols is proposed to be accomplished through a merger of SeraCare with an indirect, wholly-owned U.S. subsidiary of Grupo Grifols. In the merger, stockholders of SeraCare will receive cash for their shares in an amount estimated to be between $6.40 and $6.70 per share. The exact amount of cash to be received in the merger for each share of SeraCare stock will depend upon the valuation of SeraCare's life sciences business (to be determined by a third-party appraisal firm) and the number of SeraCare options and warrants that are exercised prior to the closing of the merger. Following the merger, SeraCare is expected to continue to operate as an
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indirect, wholly-owned subsidiary of Grupo Grifols. Separately, the Companies have entered into a five-year extension of their albumin supply agreement for the biotech community. The parties expect the transaction to be completed by fall 2001.

Immediately prior to the closing of the merger, SeraCare intends to distribute shares of its life sciences business, conducted principally through SeraCare Life Sciences, Inc. (formerly known as The Western States Group, Inc.), ratably (1-for-1 basis) to SeraCare stockholders in a taxable spin-off transaction. Following the spin-off, SeraCare Life Sciences will operate as an independent, publicly-traded company.

SeraCare Chairman, President and CEO, Barry D. Plost, commented, "These transactions provide value to our stockholders by monetizing our plasma collection assets and creating a stand-alone entity focused in the life sciences sector. In addition to receiving a substantial cash payment, stockholders will continue to participate in the opportunities presented by SeraCare Life Sciences, which operates in a rapidly growing market. Longer term, as the biotech, pharmaceutical, genomics and proteomics industries continue to pursue new advances and products, we expect continued demand for the offerings of SeraCare Life Sciences. Grupo Grifols has been a key strategic partner and customer for SeraCare over the past five years, and under the terms of the agreements entered in connection with the proposed merger, Grupo Grifols will continue to have a close working relationship with SeraCare Life Sciences as well as a significant equity participation."

Mr. Victor Grifols, CEO of Grupo Grifols, added, "The acquisition of SeraCare's plasma operations is an important strategic step in our company's growth plans, and we are excited to welcome Barry and the rest of the senior management to our Company. We are pleased that we have been able to expand our business in the United States though the addition of the very high quality group of plasma collection centers developed by Barry and his team. We are also pleased with the structure that has been developed with SeraCare Life Sciences, as it will allow the two companies to best exploit the tremendous research and diagnostic value of the plasma donor pool."

The merger with Grupo Grifols is subject to certain closing conditions, including, among other things, the approval of SeraCare stockholders, consummation of financing for the transaction and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Certain stockholders of SeraCare who own approximately 27% of the voting stock of SeraCare have signed agreements to vote in favor of this transaction.

Under the terms of the merger agreement, SeraCare is prohibited from initiating, soliciting or encouraging other bids for the Company. However, SeraCare may engage in discussions or negotiations with, and provide information to, a third party in response to a bona fide written acquisition proposal not solicited by SeraCare in violation of the merger agreement, if SeraCare's Board of Directors determines in good faith (after consultation with SeraCare's legal and financial advisors) that the acquisition proposal by the third party is reasonably likely to result in terms which are more favorable from a financial point of view to SeraCare's stockholders than the merger and the other transactions contemplated by the merger agreement and is reasonably capable of being consummated. In the event that SeraCare receives a superior proposal from a third
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party on or before July 9, 2001, that is not, within 48 hours of notice to Grupo
Grifols, matched by Grupo Grifols, then SeraCare may terminate the merger agreement in favor of such superior proposal. In such event, SeraCare would be required to pay a fee of $3.45 million plus up to $1.5 million in expenses to Grupo Grifols upon termination of the merger agreement.

SeraCare was advised by VSI Advisors, LLC. CIBC World Markets Corp. rendered a fairness opinion for SeraCare in connection with this transaction.

Grupo Grifols was advised by Deutsche Bank AG in London in this transaction.

ABOUT GRUPO GRIFOLS:
Grupo Grifols, a private company headquartered in Barcelona, Spain, was founded in 1940. Initially, its primary focus was the collection of whole blood, however the company evolved rapidly into one of the leading fractionators of plasma derived blood products. Today, in addition to fractionation, the company's primary areas of business are bioscience, pharma-medical delivery and diagnostics. The company's fractionation facility located in Parets del Valles (Barcelona) is one of the world's most modern fractionation facilities and is approved by the FDA. Among other products, the company currently produces FDA-approved albumin and is developing several new products. The diagnostic division has started marketing instrumentation worldwide that will be used to test for autoimmune diseases utilizing the ELISA method. The company currently markets its products in Europe, Latin America and the United States and is expanding in Asian markets. Morgan Grenfell Private Equity made an equity investment in Grupo Grifols in April 2000.

ABOUT SERACARE, INC.
SeraCare, Inc. is a rapidly growing bioscience company and fully integrated manufacturer of plasma-based diagnostic products. SeraCare is one of the nation's leading collectors of plasma, operating 42 source plasma and antibody collection centers throughout the United States, and selling its products to major pharmaceutical manufacturing and biotech companies worldwide for use in making plasma-derived therapeutic and diagnostic products. Additional company information can be found on the Internet at www.seracare.net.

This press release contains "forward-looking statements" (as defined under federal securities law) regarding the spin-off and the planned merger of Grupo Grifols and SeraCare. The actual events, including the prospects for SeraCare Life Sciences and the ability of the parties to close the spin-off and the merger transactions, may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, inability to obtain SeraCare stockholder approval of the merger transaction, failure to satisfy the closing conditions set forth in the merger agreement, including the failure of Grupo Grifols to obtain the financing, potential litigation, and other risks associated with acquisitions. There can be no assurance that the spin-off and the merger will be completed on the intended schedule, or at all.

Additional information concerning the merger and the spin-off transactions will be contained in a proxy statement to be filed by SeraCare with the United States Securities and Exchange Commission. SeraCare will distribute the proxy statement to
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shareholders prior to a special meeting to consider and vote upon a proposal to adopt the merger agreement. SeraCare and its directors, executive officers and certain members of its management and other employees may be deemed to be participants in the solicitation of proxies of SeraCare's stockholders to approve the proposed merger. Additional information concerning the interests of such participants in the proposed merger, if any, will be included in the proxy statement. A copy of the proxy statement may also be obtained at no charge by accessing the Securities and Exchange Commission's website at www.sec.gov. Security holders are advised to read the proxy statement and accompanying materials carefully when they become available and prior to voting on the proposed merger.

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